September 23, 1997


Catherine Dixon, Esq.
Office of Chief Counsel                                             Section 2(3)
Division of Corporation Finance                                      Section 5
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington D.C. 20549

                                ILX Incorporated

Ladies and Gentlemen:

                  We are counsel to ILX Incorporated, an Arizona corporation ("ILX"). We write in connection with the proposed distribution (the "Distribution") of 3,200,000 shares of the common stock, no par value, of ILX's subsidiary, Sedona Worldwide Incorporated, an Arizona corporation formerly known as Red Rock Collection Incorporated ("Sedona"). The Distribution would be made to ILX's common stock holders on a pro rata basis as a taxable dividend without consideration. At the time of the Distribution the shares of Sedona common stock to be distributed would constitute 100% of the outstanding shares held by ILX.

                  On behalf of ILX, we respectfully request that the Staff of the Division of Corporation Finance (the "Division") either:

                  A. Concur that the Distribution would not constitute a "sale" of Sedona common stock under Section 2(3) of the Securities Act of 1933, as amended (the "Securities Act"); or

                  B. Confirm it will recommend that no enforcement action be taken by the Securities and Exchange Commission (the "Commission") if the Distribution is effected without registration of the Sedona common stock under the Securities Act.

I.       The Companies
         -------------

         ILX was formed in October, 1986 as International Leisure Enterprises Incorporated. The corporation changed its name to ILX Incorporated in 1994. As of June 30, 1997, ILX had 13,078,669 shares of common stock (the "ILX Common Stock") outstanding. The ILX Common Stock is registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the "Exchange Act").
                                  EXHIBIT 10A
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Office of Chief Counsel
Division of Corporation Finance
Securities and Exchange Commission
September 23, 1997
Page 2


         ILX primarily is engaged in the business of developing, operating, financing and marketing interval ownership interests, often referred to as "timeshare" interests, in resort properties. ILX markets timeshare interests in resorts it owns or controls, as well as in resorts owned by third parties. ILX markets timeshare interests in resorts located in Arizona, Colorado, Florida, Indiana, Hawaii and Mexico. The properties owned or controlled by ILX or its subsidiaries also are operated as hotels, including unused or unsold timeshare inventory. ILX operates its timeshare and related business activities directly and through twelve subsidiary corporations and three subsidiary partnerships. ILX also owns Sedona, the subsidiary corporation that is the subject of this letter, as well as six subsidiary corporations that hold real estate and related interests, and five inactive corporations and one inactive limited partnership that have no assets or liabilities and do not conduct any business at the present time.

         In addition to its timeshare activities, in 1993, ILX undertook to develop a new business line involving the manufacture and distribution of personal care products. This business line was developed through Sedona, which was incorporated in October 1992 as Red Rock Collection Incorporated, an Arizona corporation. Red Rock Collection Incorporated changed its name to Sedona Worldwide Incorporated in September, 1997. Sedona began marketing its new product line in July 1994. The complete product line consists of spa and salon formulated products for face, body, bath and hair care. The Sedona corporate headquarters are located at 3840 North 16th Street, Phoenix, Arizona. The offices house the executive offices, customer service, accounting, warehouse and shipping operations. Through an arrangement between Sedona and ILX, the location also contains telemarketing offices for ILX's timeshare sales operations.

         Sedona's   products   primarily  have  been  marketed   through  resort
properties owned and operated by ILX. This resort-based sales program has included an upscale amenities line, an in-room gift basket promotion and retail product sales at ILX resort venues. Sedona products also have been used by ILX and its subsidiaries as tour promotion incentives. The products are given as gifts to individuals who attend timeshare tours and presentations. Sedona also has marketed by direct mail to the resort and tour customers who have received Sedona products.

         To bolster Sedona's business, effective January 1, 1997, ILX and Sedona entered into personal service agreements (the "Personal Service Agreements") with celebrity Debbie Reynolds and her son, Todd Fisher. The Personal Service Agreements provided, among other things, that Ms. Reynolds would endorse
Sedona's line of products. Pursuant to the Personal Service Agreements and related documents, each of Ms. Reynolds and Mr. Fisher were to receive from ILX 70,000 shares of the 700,000 then issued and outstanding shares of Sedona common stock.
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Office of Chief Counsel
Division of Corporation Finance
Securities and Exchange Commission
September 23, 1997
Page 3


         Also under the Personal Service Agreements, ILX agreed that, within sixty (60) days from the issuance of such stock to Ms. Reynolds and Mr. Fisher, which issuance has not yet occurred, if feasible, ILX would distribute to the existing ILX shareholders the common stock of Sedona of not less than thirty percent (30%) of the 700,000 then issued and outstanding shares of Sedona common stock. The Personal Service Agreements further provided that (i) ILX would undertake promptly to register the common stock of Sedona with the Securities and Exchange Commission with a view to listing the stock on the National Association of Securities Dealers Automated Quotation System (NASDAQ) and (ii) either concurrently with such registration or by separate registration, and upon the advice of its underwriters, Sedona would undertake a public offering of between $2 million and $5 million in shares of Sedona common stock to raise capital to develop Sedona's business. On July 8, 1997, Debbie Reynolds filed for bankruptcy protection. Despite the bankruptcy, Ms. Reynolds and Mr. Fisher have indicated to ILX and Sedona that they intend to perform fully under the Personal Service Agreements.

         In connection with the Distribution, Sedona intends to conduct a stock split so that there will be 4,000,000 shares of Sedona common stock outstanding at the time of the Distribution. As more fully described below, to fulfill its obligations to Ms. Reynolds and Mr. Fisher following the stock split, ILX would transfer 400,000 shares of Sedona stock to each of Ms. Reynolds and Mr. Fisher. As a result, ILX would thus hold 3,200,000 shares of Sedona's then outstanding common stock, all of which it then would distribute prorata to ILX's shareholders pursuant to the Distribution.

         Following the Distribution, ILX and Sedona intend to conduct their respective businesses independently, although ILX and Sedona management contemplate certain agreements allowing Sedona to continue marketing its products through ILX's resorts and to ILX's customers, and allowing ILX to continue leasing space in Sedona's current headquarters for telemarketing operations. Moreover, ILX will provide certain management, administrative and other services to Sedona for a period of time after the Distribution. ILX will charge Sedona for such services, on terms and conditions determined in negotiations between the parties.

II.  The Distribution.
     ----------------

         A.  Mechanics of the Distribution.

         Transfer to Reynolds and Fisher. ILX would transfer 400,000 shares of Sedona's common stock to each of Ms. Reynolds and Mr. Fisher pursuant to the Personal Service Agreements, as amended. Pursuant to agreements between ILX, Ms. Reynolds and Mr. Fisher, the Sedona common stock may not be transferred for two
(2) years from the date of issuance. Also, pursuant to the Personal Service Agreements, the certificates representing the Sedona
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Office of Chief Counsel
Division of Corporation Finance
Securities and Exchange Commission
September 23, 1997
Page 4


common stock transferred to Ms. Reynolds and Mr. Fisher further would be restricted to prohibit transfer unless and until (1) Sedona is subject to registration requirements of and does register under Section 12 of the Exchange Act and (2) Sedona undertakes a registration with the Commission of Sedona's common stock and qualifies the stock for trading through an appropriate exchange. Accordingly, Sedona only would allow transfer of any shares following the absolute, 2-year prohibition if the holder of the stock provided Sedona with a legal opinion acceptable to Sedona and its counsel that a proposed transfer is excepted from the registration requirements of the Securities Act and applicable state securities laws. The transfers to Ms. Reynolds and Mr. Fisher would be conducted pursuant to Rule 506 of Regulation D and Section 4(2) of the Securities Act.

         The Distribution. Following the transfers to Ms. Reynolds and Mr. Fisher, the remaining 3,200,000 shares of Sedona common stock held by ILX would be distributed to ILX's shareholders of record as of a date to be established by ILX's board of directors (the "Record Date"). The Distribution would be made to ILX's shareholders on the Record Date on a pro rata basis. Arizona law does not require approval of the Distribution by ILX's shareholders and ILX would not seek such approval. The Distribution would occur without any consideration being paid by ILX's shareholders. To provide all of ILX's shareholders who receive Sedona common stock with the valuation of the stock dividend for tax purposes, ILX would engage a third-party appraiser to appraise the value of Sedona.

         Fractional Shares. ILX intends only to distribute whole shares of Sedona stock in the Distribution. To achieve that end cost effectively, ILX has reached agreement with Martori Enterprises Incorporated ("MEI"), which is ILX's largest shareholder. MEI has agreed to contribute back to ILX as a capital contribution Sedona shares that MEI otherwise would receive in the Distribution. MEI would contribute sufficient Sedona shares to allow ILX to round up to the next whole share the number of Sedona shares that ILX's other shareholders would receive in the Distribution.

         Transfer Restrictions. ILX does not seek to cause the Sedona common stock to become immediately tradable and, instead, seeks to have it restricted from trading following the Distribution. Accordingly, ILX and Sedona would place legends on the certificates representing the Sedona common stock and enter a stop transfer order with Sedona's transfer agent to prevent the shares from being transferred unless and until Sedona becomes subject to and does register its common stock under Section 12 of the Exchange Act and registers its common stock with the Commission under the Securities Act. Sedona only would allow shares to be transferred if the holder of the stock provided Sedona with a legal opinion acceptable to Sedona and its counsel that a proposed transfer is exempt from the registration requirements of the Securities Act and applicable state securities laws.
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Office of Chief Counsel
Division of Corporation Finance
Securities and Exchange Commission
September 23, 1997
Page 5


         Escrow. To facilitate a cost-effective distribution of the stock dividend of Sedona common stock, Sedona common stock would be held in escrow with a third party on behalf of the recipient ILX shareholders pending registration with, or determination of the availability of an exemption from, applicable state securities laws (the "Escrow"). The stock held in escrow would not be distributed until ILX's counsel confirms (i) the availability of exemptions from registration under each applicable state's securities laws, (ii) Sedona undertakes and completes a registration under each such state's laws when or if required to complete the Distribution, or (iii) a combination of (i) and
(ii). The Distribution of shares from the Escrow would be made with respect to shareholders in a given state as and when the above determinations are made, without regard to whether such resolution has been reached with respect to or under every other applicable states' laws.

         The Distribution is subject to final approval of ILX's board of directors, which approval is expected subject to receipt of an affirmative response by the Division and determination that the costs of completing the Distribution, including the costs of complying with federal law and state securities laws, allow the Distribution to proceed cost effectively.

         B. Business Purpose of Distribution. ILX's board of directors believes that the Distribution will enhance the value of ILX's and Sedona's respective businesses. The segregation of the businesses will permit each company to focus its managerial and financial reserves on the growth of its business and to allow Sedona to implement incentive compensation programs designed to attract, retain and motivate employees and consultants, including Ms. Reynolds and Mr. Fisher, by offering economic rewards tied more directly to the success of Sedona's business. Accordingly, ILX's board of directors believes that the segregation of the businesses will allow each company to build its management team to meet the management needs required by its specific business. Further, in recent discussions with representatives of ILX's new investment broker and consultant, EVEREN Securities, those representatives have indicated that simplification of ILX's corporate structure, including the spinoff of Sedona to the holders of the ILX common stock, likely will enhance ILX's value, which will assist ILX if and to the extent it pursues additional capital investment.

III.  Analysis.
      --------

         A.  Section 2(3) and 5 of the Securities Act.

         For the reasons set forth below, we believe that the Staff should either (i) concur in our opinion that the Distribution of the Sedona common stock to holders of the ILX Common Stock would not constitute an "offer," "offer to sell," "offer for sale" or "sale" under Section 2(3) of
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Office of Chief Counsel
Division of Corporation Finance
Securities and Exchange Commission
September 23, 1997
Page 6


the Securities Act or (ii) confirm that the Staff will not recommend that the Commission take enforcement action if the Distribution is effected without registration under the Securities Act.

         Unless an exemption is available, Section 5 of the Securities Act requires registration of securities prior to any offer or sale of them. The term "offer" is defined in Section 2(3) of the Securities Act to include every "attempt or offer to dispose of ... a security ... for value" (emphasis added) and the term "sale" is defined in Section 2(3) to include any "disposition of a security ... for value" (emphasis added). It is our opinion that the Distribution will constitute neither an offer to sell nor a sale of securities within the meaning of Section 2(3). Accordingly, registration of the shares of Sedona common stock is not required because, among other reasons, there will be no disposition of securities for value. Instead, the Distribution will take the form of a special dividend to holders of ILX Common Stock who will exchange no consideration for the shares of Sedona common stock received and will make no investment decision in connection with the Distribution.

         The Commission has taken the position that a dividend of securities generally does not constitute a "sale" within the meaning of Section 2(3) because such dividend does not constitute a disposition "for value" within the meaning of that section. See, e.g., Release No 33-929 (July 29, 1936). The underlying policy rationale for this position is that a stockholder who receives a spin-off stock dividend does not make an independent investment decision or give any consideration in exchange for the securities received. The stockholder, therefore, does not need the protection afforded by the Securities Act.

         In certain unconventional spin-offs, however, the Commission and the courts have taken the position that shares of the spun-off subsidiary must be registered under the Securities Act. The reasoning followed in those cases, and the policy reasons supporting those conclusions, are not applicable to the Distribution.

         In Release No. 33-4982 (July 2, 1969), the Commission expressed concern when a company with little business activity issued shares to a public company for nominal consideration, and the public company subsequently distributed those shares to its stockholders. In such a case, the distribution is undertaken with the specific intent to take an unrelated company and create a public market for such securities with little or no information about the issuer available to the investing public. In this case, ILX has long held Sedona, and assisted in the development of Sedona's business and does not seek to create an immediate public market for Sedona's common stock.

         In SEC v. Datronics Engineers, Inc., 490 F.2d 250 (4th Cir. 1973), cert. denied, 416 U.S. 937 (1974), and SEC v. Harwyn Industries Corporation, 326 F.Supp. 943 (S.D.N.Y.
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Office of Chief Counsel
Division of Corporation Finance
Securities and Exchange Commission
September 23, 1997
Page 7


1971), the courts interpreted Section 2(3) broadly to satisfy the disclosure objectives of the Securities Act, and found dispositions for value in connection with certain contrived spin-off transactions that also involved alleged securities frauds. In Datronics and Harwyn, neither corporation had a demonstrable business purpose for the spin-off transaction, neither had a history of owning and operating the subsidiary's business, and each created public trading markets in the securities distributed while furnishing misleading information to the public. In Datronics, Harwyn and Release No. 33-4982, the Commission and the courts relied on policy considerations to support a registration requirement under Section 2(3) of the Securities Act in connection with contrived spin-offs. We do not believe these policy considerations are present in the case of the proposed Distribution.

         First, as discussed above, the Distribution is motivated by legitimate business reasons. Second, ample information is currently available to the investing public regarding ILX. Third, the Sedona stock shall be restricted so that no trading in Sedona common stock may take place unless and until Sedona becomes subject to and registers its common stock under the Exchange Act and Sedona undertakes a registration of its common stock with the Commission. Accordingly, no public market is intended for the Sedona common stock until Sedona registers its stock under the Exchange Act and, accordingly, supplies the public market with appropriate and sufficient information about Sedona. In short, the proposed Distribution is, in form and substance, a bona fide dividend. As such, the Distribution should not be subject to Section 5 of the Securities Act.

         As listed below, the Staff has issued many "no-action" letters concerning distributions of shares of subsidiaries. In each instance, the Staff took a no-action position with respect to the unregistered distribution of securities to existing stockholders for no consideration where (i) the distribution was pro rata and only existing stockholders received shares as part of the transaction and (ii) there was a legitimate business purpose for the distribution, and (iii) at the time the distributed stocks would become tradeable, sufficient information would be available to the public under the Exchange Act. See e.g. Marriott Corporation, available March 19, 1993; Ball Corporation, available February 12, 1993; Baxter International Inc., available September 11, 1992; Control Data Corporation, available July 30, 1992; the Penn Central Corporation, available June 24, 1992; Union Carbide Corporation, available March 16, 1992; Sun Company, Inc., available February 18, 1992; Home Shopping Network, Inc., available December 31, 1991; Johnson Controls, Inc., available September 13, 1991; Whitman Corporation, available April 5, 1991; Quaker Oats Company, available September 11, 1990; Honeywell Inc., available October 5, 1990; VWR Corporation, available February 7, 1990; Ethyl Corporation, available April 5, 1989; the Henley Group, Inc., available December 8, 1988; Newmont Mining Corporation, available May 14, 1987; and Allied-Signal, available January 23, 1986.
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Office of Chief Counsel
Division of Corporation Finance
Securities and Exchange Commission
September 23, 1997
Page 8


         Based on the foregoing, the Distribution is not a vehicle for the quick creation of a trading market in the shares of Sedona common stock without the disclosure required by registration under the Securities Act. See Securities Act Release No. 33-4982 (July 2, 1969) at 1; Harwyn, supra, 326 F. Supp. at 953. Instead, because ILX and Sedona intend to restrict the transfer of Sedona common stock until Sedona qualifies as an Exchange Act filer and Sedona registers its common stock pursuant to the Securities Act, no public trading market in the Sedona common stock will be created until sufficient information regarding Sedona has been made available to the public. Accordingly, we ask the Staff to concur in our opinion that the Distribution may be conducted as described above without registration under Section 5 of the Securities Act. If the Staff is unable to concur, we request that the Staff conclude that it will not recommend any enforcement action to the Commission if the Distribution is conducted as outlined above without registration under the Securities Act.

         We appreciate the Staff's assistance in this matter. If the Staff is not inclined to grant any portion of the requested relief, we request the opportunity to discuss the matter with the Staff prior to any final determination. If the Staff needs additional information, please contact me at
(602) 956-3336, or in my absence, Anthony A. Bonacci of this office at (602) 956-3334. In accordance with Release No. 33-6269, two additional copies of this letter are enclosed.

                                        Very truly yours,


                                        /s/ Hugh L. Hallman
                                        ---------------------------------
                                        Hugh L. Hallman
                                        Colombo & Bonacci, P.C.
                                        2525 E. Camelback Road, Suite 840
                                        Phoenix, AZ 85016
                                        (602) 956-5800
HLH:bw
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